EXHIBIT 10.1

AMENDED AND RESTATED MANAGEMENT AGREEMENT

THIS AMENDED AND RESTATED MANAGEMENT AGREEMENT is entered into as of                     , 2005 (the “Effective Date”), by and between BELVEDERE TRUST MORTGAGE CORPORATION, a Maryland corporation (the “Company”), and BT MANAGEMENT COMPANY, L.L.C., a Delaware limited liability company (the “Manager”), with respect to the following:

W I T N E S S E T H:

WHEREAS, the Company is engaged in the business of acquiring, securitizing, servicing and retaining investments in (and in the future may originate) mortgage securities (“Mortgage Securities”) and mortgage loans (“Mortgage Loans”) (collectively, “Mortgage Assets”) and has qualified for the tax benefits accorded to a real estate investment trust (“REIT”) under the Internal Revenue Code of 1986, as amended (the “Code”);

WHEREAS, the Company desires to continue to retain the Manager to manage the assets and operations of the Company and to perform administrative services for the Company in the manner and on the terms set forth herein;

WHEREAS, the Company and the Manager entered into that certain Management Agreement dated as of November 3, 2003 (the “Original Management Agreement”), which the Company and the Manager now desire to amend and restate in its entirety in the form below, and wish the Management Agreement, as amended and restated herein (this “Agreement”), and as evidenced by their signatures hereto, the Original Management Agreement is hereby amended, restated and replaced in its entirety by this Agreement as of the Effective Date;

WHEREAS, the Manager shall not engage in any activity which would cause it to be required to register as an investment advisor under the Investment Advisers Act of 1940; and

WHEREAS, the Manager shall comply with all laws applicable to it and arising in connection with this Agreement.

NOW THEREFORE, in consideration of the mutual agreements herein set forth, the parties hereto agree as follows:

SECTION 1. Definitions. The following terms shall have the meanings assigned to them below, unless superseded by definitions of the same terms contained in any filing made by the Company with the Securities and Exchange Commission after the Effective Date, in which case the definition contained in the most recent of such filings shall be operative. In addition, all references to the Company in this Agreement shall mean Belvedere Trust Mortgage Corporation and its subsidiaries, unless the context otherwise requires:

(a) “Affiliate” means Affiliate as defined in the Company’s Bylaws.

(b) “Average Historical Equity” means for any period the difference between total assets and total liabilities of the Company calculated on a consolidated basis in accordance with GAAP, excluding (1) Other Comprehensive Income or Loss, (2) goodwill and (3) other intangibles, computed by taking the average of such values at the end of each month during such period, adjusted for equity sold during the period on a pro rata basis.

(c) “Average Net Worth” means for any period the average of the sum of the gross proceeds from any offering of its equity securities by the Company, before deducting any underwriting discounts and commissions and other expenses and costs relating to the offering, plus the Company’s retained earnings (without taking into account any losses incurred in prior periods) computed by taking the average of such values at the end of each month during such period, and shall be reduced by any amount that the Company pays for the repurchases of its common stock.

(d) “Board of Directors” means the board of directors of the Company.

(e) “GAAP” mean generally accepted accounting principles set forth in the statements, opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, which are in effect as of the Effective Date.

(f) “Governing Instruments” means the articles or certificate of incorporation and bylaws in the case of a REIT or a corporation.

(g) “Independent Director” means Independent Director as defined in the Company’s Bylaws.

(h) “Net Income” means the net income available to shareholders of the Company’s common stock, calculated on a consolidated basis in accordance with GAAP.

(i) “Other Comprehensive Income or Loss” means the accumulated other comprehensive income or loss of the Company calculated on a consolidated basis in accordance with GAAP.

(j) “Return on Equity” means for any quarter the quotient obtained by dividing the Company’s annualized Net Income for the quarter by the Company’s Average Net Worth for the quarter.

SECTION 2. General Duties of the Manager. Subject to the supervision of the Board of Directors, the Manager shall provide services to the Company and, to the extent directed by the Board of Directors, shall provide similar services to any subsidiary of the Company as follows:

(a) serve as the Company’s consultant with respect to the formulation and updating of investment criteria and policy guidelines for consideration by the Board of Directors (“Guidelines”);

(b) prepare strategic plans and annual budgets for review by the Board of Directors, and report changes to such plans and budgets to the Board of Directors on a quarterly basis;

(c) represent the Company in connection with its acquisition, retention, servicing and, if any, origination, of investments in Mortgage Assets (including the accumulation of Mortgage Loans for securitization), and all related financing activities;

(d) furnish reports and statistical and economic research to the Company regarding the Company’s investments and activities and the services performed for the Company by the Manager;

(e) monitor and provide to the Board of Directors on an on-going basis price information and other data obtained from appropriate pricing services and nationally recognized dealers that maintain markets in Mortgage Assets identified by the Board of Directors from time to time, and provide data and advice to the Board of Directors in connection with the identification of such pricing services and dealers;

(f) administer the day-to-day operations of the Company and perform or supervise the performance of such other administrative functions necessary or advisable for the management of the Company as may be agreed upon by the Manager and the Board of Directors including, without limitation, collection of the Company’s revenues and payment of the Company’s expenses, debts and obligations and maintenance of appropriate computer services to provide such administrative functions;

(g) communicate on behalf of the Company with the holders of the Company’s securities as required to satisfy the continuous reporting and other requirements of any governmental bodies or agencies to holders of such securities and third parties and to maintain effective relations with such holders of the Company’s securities;

(h) designate a servicer for those Mortgage Loans sold to the Company by originators or sellers that have elected not to service such loans and for those Mortgage Loans originated by the Company, if any, and arrange for the monitoring and administering of any such servicer;

(i) monitor, supervise and report on delinquent loan activity affecting the Company;

(j) counsel the Company in connection with policy and strategic decisions to be made by the Board of Directors;

(k) upon request by and in accordance with the directions of the Board of Directors, invest or reinvest any funds of the Company;

(l) represent the Company in connection with its hedging activities consistent with the Company’s Guidelines, including those policies regarding management of interest rate risk, and the Company’s qualification as a REIT;

(m) represent the Company in connection with its securitizations for the issuance of Mortgage Securities from pools of Mortgage Loans acquired by the Company, and provide to the Company itself or through another appropriate party all services in connection with the creation of Mortgage Securities, including:

(1) serving as consultant with respect to the structuring of each class or series of Mortgage Securities;

(2) negotiating the rating requirements with rating agencies with respect to the rating of each class or series of Mortgage Securities;

(3) accumulating and reviewing all Mortgage Loans which may secure or constitute the mortgage pool for each class or series of Mortgage Securities;

(4) negotiating all agreements and credit enhancements with respect to each class or series of Mortgage Securities;

(5) issuing commitments on behalf of the Company to originate or purchase Mortgage Loans to be used to secure or constitute the mortgage pool for each class or series of Mortgage Securities;

(6) organizing and administering all activities in connection with the closing of each class or series of Mortgage Securities, including all negotiations and agreements with underwriters, trustees, servicers, master servicers and other parties; and

(7) performing such other services as may be required from time to time for completing the creation of each class or series of Mortgage Securities.

(n) provide to the Company itself or through another appropriate party all services in connection with the administration of each class or series of Mortgage Securities created by the Company;

(o) provide to the Company documentation and certifications in the form requested by the Company with respect to functions performed by the Manager relating to financial reporting and disclosure controls and procedures, upon which the Company can rely in the preparation, certification and/or filing of any reports as required by law or regulation, including federal securities laws and regulations;

(p) provide the executive and administrative personnel, office space, equipment and services required in rendering the foregoing services to the Company;

(q) perform such other services as may be required from time to time for management and other activities relating to the assets or operations of the Company as the Manager shall deem necessary, advisable or appropriate under the particular circumstances;

(r) cause the Company to qualify to do business in all applicable jurisdictions as may be required from time to time under applicable state and federal laws; and

(s) comply with all laws and regulations applicable to the Manager and use its best efforts to cause the Company to comply with all laws and regulations applicable to the Company.

SECTION 3. Additional Activities of Manager.

(a) Nothing herein shall prevent the Manager or any of its Affiliates from engaging in other businesses or from rendering services of any kind to any other person or entity, including investment in, or advisory service to others investing in, any type of real estate investment, including investments which meet the principal investment objectives of the Company. Notwithstanding anything elsewhere in this Agreement to the contrary, the Manager shall not engage in any activity which would cause it to be required to register as an investment advisor under the Investment Advisers Act of 1940. In furtherance thereof, during any twelve (12) month period, the Manager shall not (i) render investment advice to more than fifteen (15) clients, (ii) hold itself out generally to the public as an investment advisor, or (iii) act as an investment advisor to any investment company that is registered under the Investment Company Act of 1940.

(b) Directors, officers, employees and agents of the Manager or Affiliates of the Manager may serve as directors, officers, employees, agents, nominees or signatories of the Company, to the extent permitted by their Governing Instruments, as from time to time amended, or by any resolutions duly adopted by the Board of Directors pursuant to the Company’s Governing Instruments. When executing documents or otherwise acting in such capacities for the Company, such persons shall use their respective title in the Company.

SECTION 4. Excess Funds. Notwithstanding anything contained in this Agreement to the contrary, except to the extent that the payment of additional monies is proven by the Company to have been required as a direct result of the Manager’s acts or omissions which result in the right of the Company to terminate this Agreement pursuant to Section 17 of this Agreement, the Manager shall not be required to expend money (“Excess Funds”) in connection with any expenses that are required to be paid for or reimbursed by the Company pursuant to Section 10 in excess of that contained in any applicable Company Account (as herein defined) or otherwise made available by the Company to be expended by the Manager hereunder. Failure of the Manager to expend Excess Funds out-of-pocket shall not give rise or be a contributing factor to the right of the Company under Section 15(a) of this Agreement to terminate this Agreement due to the Manager’s unsatisfactory performance.

SECTION 5. Reliance by Manager. In performing its duties under Section 2 of this Agreement, the Manager shall be entitled to rely reasonably on qualified experts and professionals (including, without limitation, accountants, legal counsel and other professional service providers) hired by the Manager at the Company’s sole cost and expense.

SECTION 6. Bank Accounts. At the direction of the Board of Directors, the Manager may establish and maintain one or more bank accounts in the name of the Company (any such account, a “Company Account”), and may collect and deposit funds into, and disburse funds from, any such account or accounts, under such terms and conditions as the Board of Directors may approve; and the Manager shall from time to time render appropriate accountings of such collections and payments to the Board of Directors and, upon request by the Company, to the auditors of the Company.

SECTION 7. Records; Confidentiality. The Manager shall maintain appropriate books of account and records relating to services performed hereunder, and such books of account and records shall be accessible for inspection by duly authorized representatives of the Company or any Subsidiary at any time during normal business hours upon one (1) business day’s advance written notice. The Manager shall keep confidential any and all information obtained in connection with the services rendered under this Agreement and shall not disclose any such information (or use the same except in furtherance of its duties under this Agreement) to nonaffiliated third parties except (i) with the prior written consent of the Company, (ii) to legal counsel, accountants and other professional advisors; (iii) to appraisers, financing sources and others in the ordinary course of the Company’s business; (iv) to governmental officials having jurisdiction over the Company; (v) in connection with any governmental or regulatory filings of the Company or disclosure or presentations to Company investors; or (vi) as required by law or legal process to which the Manager or any Person to whom disclosure is permitted hereunder is a party. The foregoing shall not apply to information which has previously become publicly available through the actions of a Person other than the Manager not resulting from the Manager’s violation of this Section 7. The provisions of this Section 7 shall survive the expiration or earlier termination of this Agreement for a period of one year.

SECTION 8. Obligations of Manager.

(a) The Manager shall require each seller or transferor of Mortgage Assets to the Company to make such representations and warranties regarding such Mortgage Assets as may be, in the judgment of the Manager, necessary, advisable and appropriate. In addition, the Manager shall take such other action as it deems necessary, advisable or appropriate with regard to the protection of the Company’s investments.

(b) The Manager shall refrain from any action which would adversely affect the status of the Company or, if applicable, any subsidiary of the Company, as a REIT or which would violate any law, rule or regulation of any governmental body or agency having jurisdiction over the Company or any such subsidiary or which would otherwise not be permitted by the Company’s or such subsidiary’s Governing Instruments. If the Manager is ordered to take any such action by the Board of Directors, the Manager shall promptly notify the Board of Directors of the Manager’s judgment that such action would adversely affect such status or violate any such law, rule or regulation or the Governing Instruments. The Manager, its directors, officers, shareholders and employees shall not be liable to the Company, the Independent Directors or the Company’s shareholders, for any act or omission by the Manager, its directors, officers, shareholders or employees, except as provided in Section 13 of this Agreement.

SECTION 9. Compensation.

(a) Annual Base Management Fee. For services rendered under this Agreement, the Company shall pay to the Manager, commencing with the month in which the Effective Date occurs, an annual base management fee based on the Average Historical Equity of the Company for each year, payable monthly in arrears, as follows:

(i) 1.15% of the first $300 million of Average Historical Equity, plus

(ii) 0.85% of the portion of Average Historical Equity above $300 million.

The annual base management fee shall be calculated by the Manager within fifteen (15) days after the end of each month, and such calculation shall be promptly delivered to the Company. The Company shall pay to the Manager the applicable portion of the annual base management fee payable pursuant to this Section 9(a) for each month within thirty (30) days after the end of each such month. Payments of the applicable portion of the annual base management fee shall be pro-rated based on the number of days elapsed during any partial month.

(b) Incentive Compensation. In addition to the annual base management fee, the Manager shall receive as incentive compensation (“Incentive Compensation”) for each fiscal quarter an amount equal to twenty percent (20%) (the “Incentive Percentage”) of the Net Income of the Company, before Incentive Compensation, in excess of the amount that would produce an annualized Return on Equity equal to the Ten Year U.S. Treasury Rate (average of weekly average yield to maturity for U.S. Treasury securities (adjusted to a constant maturity of ten (10) years) as published weekly by the Federal Reserve Board in publication H.15 during a quarter) plus one percent (1%).

The Incentive Compensation calculation and payment shall be made quarterly in arrears. The Manager shall compute the Incentive Compensation payable under this Section 9(b) within forty-five (45) days after the end of each fiscal quarter. The Company shall pay the Incentive Compensation with respect to each fiscal quarter within fifteen (15) days following the delivery to the Company of the Manager’s written statement setting forth the computation of the Incentive Compensation for such quarter.

(c) If loans are made to the Company by an Affiliate of the Manager, the maximum amount of interest that may be charged by such Affiliate shall be the prime rate publicly announced by Citibank, N. A. from time to time plus one percent (1%) per year.

(d) The proceeds from any issue of preferred stock which may from time to time be created and authorized for issuance by the Board of Directors (the “Preferred Stock”) shall be included in Average Historical Equity in calculating the Manager’s annual base management fee under Section 9(a). For purposes of calculating the Manager’s Incentive

Compensation under Section 9(b), Preferred Stock shall be excluded from Average Net Worth and the minimum or fixed rate portion of any Preferred Stock dividend shall be deducted from taxable income before Incentive Compensation.

SECTION 10. Expenses of the Company. The Company shall pay its Operating Expenses as set forth in Section I of Annex A attached hereto, and shall reimburse the Manager for those documented Operating Expenses that the Manager reasonably incurred on its behalf in furtherance of the Manager’s responsibilities under this Agreement. The reimbursable expenses of the Manager shall include, without limitation, the amount of any California Gross Receipts Tax (the “Gross Receipts Tax”) which the Manager becomes obligated to pay based on the annual base management fees, Incentive Compensation and any other receipts which the Manager derives in connection with its service to the Company. The Manager shall be responsible for its own costs and expenses of operation as set forth in Section II of Annex A attached hereto.

SECTION 11. Annual Operating Expenses Limitation Requiring Reimbursement by the Manager.

(a) Subject to the adjustment as provided in paragraph (b), Operating Expenses reasonably incurred by the Manager on behalf of the Company shall be reimbursed monthly to the Manager within thirty (30) days after the end of each month. The Manager shall prepare a statement documenting the Operating Expenses of the Company and those incurred by the Manager on behalf of the Company during each month, and shall deliver such statement to the Company within fifteen (15) days after the end of each month.

(b) Within one hundred twenty (120) days after the end of each of the Company’s fiscal years, the Manager shall reimburse the Company for any expense reimbursement received by the Manager from the Company hereunder with respect to such fiscal year to the extent that the Operating Expenses of the Company for such fiscal year exceed the greater of two percent (2%) of its Average Historical Equity or twenty five percent (25%) of its Net Income for such fiscal year; unless a majority of the Independent Directors determines that, based upon such unusual or nonrecurring factors which they deem sufficient, a higher level of expenses is justified for such fiscal year, in which case, the excess expenses attributable to that one fiscal year shall be payable to the Manager in succeeding fiscal years to the extent that the expenses of the Company in any succeeding fiscal year are less than the greater of two percent (2%) of its Average Historical Equity or twenty five percent (25%) of its Net Income for such fiscal year. Any such finding of the Independent Directors regarding the justification of a higher level of expenses for any fiscal year shall be recorded in the minutes of the Board of Directors. The determination of Net Income for purposes of calculating the Operating Expenses limitation will include any Incentive Compensation payable for such period. The amount of any Gross Receipts Tax reimbursed by the Company to the Manager pursuant to Section 10 above is not subject to the Operating Expenses limitation set forth above.

SECTION 12. Monitoring Servicing. The Manager will monitor and administer the servicing of the Company’s Mortgage Loans. Such monitoring and administrative services will include, but not be limited to, the following activities: serving as the

Company’s consultant with respect to the servicing of Mortgage Loans; collection of information and submission of reports pertaining to the Mortgage Loans and to monies remitted to the Manager or the Company by servicers; periodic review and evaluation of the performance of each servicer to determine its compliance with the terms and conditions of the applicable servicing agreement and, if deemed appropriate, recommending to the Company the termination of such servicing agreement; acting as a liaison between servicers and the Company and working with servicers to the extent necessary to improve their servicing performance; review of and recommendations as to fire losses, easement problems, condemnation, delinquency, foreclosing and other reports on Mortgage Loans; supervising claims filed under any mortgage insurance policies; making decisions as to troubled debt restructuring, loan work-out agreements and ultimate disposition of real estate acquired as a result of foreclosures; and enforcing the obligation of any servicer to repurchase Mortgage Loans from the Company. The Manager may enter into subcontracts with other parties, including its Affiliates, to provide any such services for the Manager; provided however, all such subcontractors shall then be subject to the terms of this Agreement and the Manager shall provide written notice of such subcontracts to the Company; and, provided further, in no event shall any such subcontracts or subcontractors contravene the Manager’s obligations and limitations set forth in Section 3(a) of this Agreement. For purposes of clarification, expenses incurred by the Manager to perform the functions described above are to be considered Operating Expenses, as set forth in Section I of Annex A attached hereto.

SECTION 13. Limits of Manager Responsibility.

(a) The Manager assumes no responsibility under this Agreement other than to render the services called for hereunder in good faith and shall not be responsible for any action of the Board of Directors in following or declining to follow any advice or recommendations of the Manager. The Manager, its directors, officers, shareholders and employees will not be liable to the Company or any subsidiary, the Board of Directors or the Company’s or any subsidiary’s shareholders for any acts or omissions by the Manager, its directors, officers, shareholders or employees under or in connection with this Agreement, except by reason of acts constituting bad faith, willful misconduct, gross negligence or reckless disregard of their duties. The Company shall reimburse, indemnify and hold harmless the Manager, its directors, officers, shareholders and employees of and from any and all expenses, losses, damages, liabilities, demands, charges and claims of any nature whatsoever (including, without limitation, attorneys’ fees) in respect of or arising from any acts or omissions of the Manager, its directors, officers, shareholders and employees made in good faith in the performance of the Manager’s duties under this Agreement and not constituting bad faith, willful misconduct, gross negligence or reckless disregard of its duties.

(b) The Manager shall reimburse, indemnify and hold harmless the Company or any of its directors, officers, shareholders and employees from any and all expenses, losses, damages, liabilities, demands, charges and claims of any nature whatsoever (including, without limitation, attorneys’ fees) arising out of any intentional misstatements of fact made by the Manager in connection with the issuance of commitments to purchase Mortgage Assets on behalf of the Company and the purchase of Mortgage Assets by the Company resulting from such commitments, or any act constituting bad faith, willful misconduct, gross negligence or reckless disregard of the Manager’s duties under this Agreement.

(c) The provisions of this Section 13 shall survive the expiration or earlier termination of this Agreement.

SECTION 14. No Joint Venture. The Company and the Manager are not partners or joint venturers with each other and nothing herein shall be construed to make them such partners or joint venturers or impose any liability as such on either of them.

SECTION 15. Term; Termination.

(a) Until this Agreement is terminated in accordance with its terms, this Agreement (i) shall be in effect until December 31, 2008 (the “Initial Term”), and (ii) shall be automatically renewed for a one-year term each anniversary date thereafter (a “Renewal Term”) unless at least two-thirds of the Independent Directors agree not to automatically renew it because there has been unsatisfactory performance by the Manager that is materially detrimental to the Company. If the Company elects not to renew this Agreement at the expiration of the Initial Term or any such one-year extension term as set forth above, the Company shall deliver to the Manager prior written notice (the “Termination Notice”) of the Company’s intention not to renew this Agreement based upon the terms set forth in this Section 15(a) not less than one hundred eighty (180) days prior to the expiration of the then existing term. If the Company so elects not to renew this Agreement, the Company shall designate the date (the “Effective Termination Date”), not less than one hundred eighty (180) days from the date of the notice, on which the Manager shall cease to provide services under this Agreement and this Agreement shall terminate on such date.

(b) No later than one hundred eighty (180) days prior to the expiration of the Initial Term or any Renewal Term, the Manager may deliver written notice to the Company informing it of the Manager’s intention to decline to renew this Agreement, whereupon this Agreement shall not be renewed and extended and this Agreement shall terminate effective upon expiration of the then current term.

(c) If this Agreement is not renewed or is terminated pursuant to this Section 15, such termination shall be subject to the provisions of Section 18 of this Agreement. In addition, Section 13 of this Agreement shall survive termination of this Agreement.

SECTION 16. Assignment.

(a) This Agreement shall terminate automatically in the event of its assignment, in whole or in part, by the Manager, unless the Company (with the approval of a majority of the Independent Directors) consents in writing to such assignment in advance. Any such assignment shall bind the assignee hereunder in the same manner as the Manager is bound. In addition, the assignee shall execute and deliver to the Company a counterpart of this Agreement naming such assignee as Manager. This Agreement shall not be assigned by the Company without the prior written consent of the Manager, except in the case of assignment by the Company to a REIT or other entity which is a successor (by merger, consolidation or purchase of assets) to the Company, in which case such successor entity shall be bound hereunder and by the terms of such assignment in the same manner as the Company is bound hereunder.

(b) Notwithstanding any provision of this Agreement to the contrary, subject to Section 3(a), the Manager may subcontract and assign any or all of its responsibilities under this Agreement to any third party, including to any of its Affiliates (subject to the approval of a majority of the Independent Directors), and the Company hereby consents to any such assignment and subcontracting.

(c) The Manager is authorized to retain, for and on behalf of the Company and at the Company’s expense, the services of third parties (including Affiliates of the Manager), including, without limitation, accountants, legal counsel, appraisers, insurers, brokers, dealers, transfer agents, registrars, developers, investment banks, financial advisors, banks and other lenders and others as the Manager deems reasonably necessary or advisable in connection with the management and operations of the Company.

SECTION 17. Termination for Cause.

(a) The Company may terminate this Agreement effective upon sixty (60) days’ prior written notice of termination from the Company to the Manager if:

(i) the Board shall have made a good faith determination based on findings of fact that are disclosed to the Manager that the Manager shall have violated in a material manner any provision of this Agreement and, after notice of such violation has been provided to the Manager by the Company, the Manager shall not have cured such violation within thirty (30) days of the receipt of such notice; or

(ii) there is entered an order for relief or similar decree or order with respect to the Manager by a court having competent jurisdiction in an involuntary case under the federal bankruptcy laws as now or hereafter constituted or under any applicable federal or state bankruptcy, insolvency or similar laws; or the Manager (A) ceases, or admits in writing its inability to pay its debts as they become due and payable, or makes a general assignment for the benefit of, or enters into any composition or arrangement with, creditors; (B) applies for, or consents (by admission of material allegations of a petition or otherwise) to sequestrator (or other similar official) of the Manager or of any substantial part of its properties or assets, or authorizes such an application or consent, or proceedings seeking such appointment are commenced without such authorization, consent or application against the Manager and continue undismissed for sixty (60) days; (C) authorizes or files a voluntary petition in bankruptcy, or applies for or consents (by admission of material allegations of a petition or otherwise) to the application of any bankruptcy, reorganization, arrangement, readjustment of debt, insolvency, dissolution, liquidation or other similar law of any jurisdiction, or authorized such application or consent, of proceedings to such end are instituted against application or consent, or proceedings to such end are instituted against the Manager without such authorization, application or consent and are approved as properly instituted and remain undismissed for sixty (60) days or result in adjudication of bankruptcy or insolvency; or (D) permits or suffers all or any substantial part of its properties or assets to be sequestered or attached by court order and the order remains undismissed for sixty (60) days.

(b) The Manager agrees that if any of the events specified above occur, it will give prompt written notice thereof to the Company’s Board of Directors after the occurrence of such event.

(c) The Manager may terminate this Agreement effective upon sixty (60) days’ prior written notice of termination to the Company in the event that the Company shall default in the performance or observance of any material term, condition or covenant contained in this Agreement and such default shall continue for a period of thirty (30) days after written notice thereof specifying such default and requesting that the same be remedied in such thirty (30) day period.

(d) In addition, upon the occurrence of an Acquisition Event (defined below), the Manager shall have the right to terminate this Agreement upon sixty (60) days prior written notice, provided that the Manager delivers such notice within ninety (90) days after such Acquisition Event.

(e) The Manager may terminate this Agreement in the event the Company becomes regulated as an “investment company” under the Investment Company Act, with such termination deemed to have occurred immediately prior to such event.

SECTION 18. Action Upon Termination.

(a) Payments Upon Termination. From and after the effective date of termination or non-renewal of this Agreement, pursuant to Sections 15(a), 15(b), 16 or 17 of this Agreement, the Manager shall not be entitled to compensation for further services hereunder, except pursuant to any separate written management termination agreement that may hereafter be negotiated by the parties, but shall be paid all compensation accruing to the date of termination, including deferred Incentive Compensation which is recoverable in accordance with Section 9(b) of this Agreement. Upon such termination, the Manager shall forthwith:

(1) after deducting any accrued compensation and reimbursement for the Operating Expenses to which it is then entitled, pay over to the Company all money collected and held for the account of the Company pursuant to this Agreement;

(2) deliver to the Board of Directors a full accounting, including a statement showing all payments collected by it, all money held by it and all Operating Expenses incurred by it on behalf of the Company, covering the period following the date of the last accounting furnished to the Board of Directors with respect to the Company to the effective date of termination of this Agreement;

(3) pay to the Company all sums set forth on the accounting referenced in Section 18(a)(2) above; and

(4) deliver to the Board of Directors all property and documents of the Company then in the custody of the Manager.

(b) Reorganization. Upon the (i) non-renewal of this Agreement pursuant to Section 15(a) of this Agreement, (ii) termination of this Agreement in accordance with Section 17(c) of this Agreement, (iii) the termination of this Agreement by the Manager following an Acquisition Event in accordance with Section 17(d) of this Agreement or (iv) the termination of this Agreement in accordance with Section 17(e) of this Agreement provided that the Manager was not at fault for the Company becoming regulated as an “investment company” under the Investment Company Act, the Company agrees to, and shall be obligated to, acquire and pay for substantially all of the assets of the Manager in a transaction intended to qualify, in the opinion of counsel reasonably acceptable to the Manager, as a tax-free reorganization pursuant to Section 368(a)(1)(A) or 368(a)(1)(C) of the Internal Revenue Code, as amended (the “Reorganization”). In consideration for the acquisition of the Manager’s assets (the “Acquisition”), the Company shall issue to the Manager an amount of publicly registered shares of the Company’s common stock, calculated as follows:

(1) The Manager shall retain an independent certified public accountant mutually acceptable to the Company and the Manager to prepare in accordance with GAAP, using the cash receipts and disbursements method of accounting, audited financial statements for the three twelve-month periods (the “Statements”) over the thirty-six month period ending with the most recently completed calendar quarter (the “Measuring Period”). The Statements shall show gross revenues received by the Manager less all expenses (excluding bonus payments to the Manager’s employees and Affiliates) paid by the Manager during the Measuring Period. The cost of preparing the Statements shall be shared equally by the Company and the Manager.

(2) The Company shall issue to the Manager as payment for the Acquisition that number of shares of the Company’s common stock equal to one hundred twenty percent (120%) of the quotient of the Manager’s net profit (excluding bonus payments to the Manager’s employees and Affiliates) on the Statement for the twelve-month period showing the highest net profit during the Measuring Period, divided by the dividend per share of common stock declared by the Company during the most recent fiscal quarter in which a dividend was declared, on an annualized basis; provided, however, that such Acquisition payment shall not be less than the sum of $5 million for each $100 million of equity capital attributable to the Company’s common stock and preferred stock, if any.

(3) “Acquisition Event” means (A) the acquisition by any person or entity who or which, together with all Affiliates and associates of such person or entity, shall become the beneficial owner of thirty percent (30%) or more of the Company’s common stock then outstanding, but shall not include the Company, Anworth Mortgage Asset Corporation or any employee benefit plan thereof (collectively, “Excluded Entities”), through an unsolicited tender offer or exchange offer or other acquisition of such number of shares by such person, or (B) a change in the majority of the Board of Directors, whether by resignation or removal, which change occurs as a result of the acquisition of a controlling interest in the outstanding voting stock of the Company by any person or entity, other than Excluded Entities, (C) a merger, consolidation, or reorganization between the Company and another entity with the Company being either the surviving entity or the acquired entity, or the transfer of assets into the Company for thirty percent (30%) or more of the Company’s equity securities or securities exercisable or convertible into the Company’s equity securities by any person or entity, other than Excluded Entities, (D) any sale, lease, assignment, transfer or other conveyance of all or substantially all of the Company’s assets to any person or entity in one or a series of related transactions, other than to an Excluded Entity, (E) the dissolution or winding up of the Company, or (F) any time fewer than two (2) members of the Board of Directors are individuals which were selected by the Manager. In instances where a natural person selected by the Manager and immediately thereafter appointed to the Board of Directors either resigns or dies, then an Acquisition Event under clause (E) of the preceding sentence shall not be triggered if (i) the Board of Directors does not elect to terminate this Agreement within thirty (30) days after the date the first director resigns or dies, or (ii) the qualified individual next selected by the Manager is appointed as soon as reasonably possible after such selection and the Board of Directors does not take any action from the time the Manager selects the next individual until the time the next Manager-selected director is appointed.

(4) The Company shall at all times keep and maintain an adequate reserve of authorized but unissued shares of its common stock available to fulfill the obligation to issue shares pursuant to any Acquisition.

(5) Upon the occurrence of an Acquisition Event, non-renewal or termination pursuant to Sections 15(a), 17(c), 17(d) or 17(e), the Company shall promptly file a registration statement and use its best efforts to cause such registration statement to become effective under the Securities Act of 1933, as amended, with respect to the public offering and distribution of such shares reserved for issuance pursuant to the Acquisition.

(6) The Company and the Manager will, as soon as possible after the occurrence of an Acquisition Event, non-renewal or termination pursuant to Sections 15(a), 17(c), 17(d) or 17(e), but in no event later than sixty (60) days after such event, take all necessary corporate action to consummate and close the Reorganization and the Acquisition, including the Company’s issuance of the shares of common stock to the Manager as determined in paragraph (2) above.

SECTION 19. Release of Money or Other Property Upon Written Request. The Manager agrees that any money or other property of the Company held by the Manager under this Agreement shall be held by the Manager as custodian for the Company, and the Manager’s records shall be appropriately marked clearly to reflect the ownership of such money or other property by the Company. Upon the receipt by the Manager of a written request signed by a duly authorized officer of the Company requesting the Manager to release to the Company any money or other property then held by the Manager for the account of the Company under this Agreement, the Manager shall release such money or other property to the Company within a reasonable period of time, but in no event later than thirty (30) days following such request. The Manager shall not be liable to the Company, the Independent Directors or the Company’s shareholders for any acts performed or omissions to act by the Company in connection with the money or other property released to the Company in accordance with this Section. Subject to the foregoing, the Company shall indemnify the Manager, its directors, officers, shareholders and employees against any and all expenses, losses, damages, liabilities, demands, charges and claims of any nature whatsoever, which arise in connection with the Manager’s release of such money or other property to the Company in accordance with the terms of this Section 19. Indemnification pursuant to this provision shall be in addition to any right of the Manager to indemnification under Section 13 of this Agreement.

SECTION 21. Representations and Warranties.

(a) The Company hereby represents and warrants to the Manager as follows:

(1) The Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has the corporate power to own, hold, lease and operate its assets and/or properties and to transact the business in which it is now engaged and is duly qualified as a foreign corporation and in good standing under the laws of each jurisdiction where its ownership or lease of assets and/or properties or the conduct of its business requires such qualification, except where the failure to be so qualified and in good standing would not in the aggregate have a material adverse effect on the business, operations, assets or financial condition of the Company and its subsidiaries, taken as a whole. The Company does not do business under any fictitious business name.

(2) The Company has the corporate power and authority to execute, deliver and perform this Agreement and all obligations required hereunder and has taken all necessary corporate action to authorize this Agreement on the terms and conditions hereof and the execution, delivery and performance of this Agreement and all obligations required hereunder. No consent of any other person including, without limitation, shareholders and creditors of the Company, and no license, permit, approval or authorization of, exemption by, notice or report to, or registration, filing or declaration with, any governmental authority is required by the Company in connection with this Agreement or the execution, delivery, performance, validity or enforceability of this Agreement and all obligations required hereunder. This Agreement has been, and each instrument or document required hereunder will be, executed and delivered by a duly authorized officer of the Company, and this Agreement constitutes, and each instrument or document required hereunder when executed and delivered hereunder will constitute, the legally valid and binding obligation of the Company enforceable against the Company in accordance with its terms.

(3) The execution, delivery and performance of this Agreement and the documents or instruments required hereunder, will not violate any provision of any existing law or regulation binding on the Company, or any order, judgment, award or decree of any court, arbitrator or governmental authority binding on the Company, or the

Governing Instruments of, or any securities issued by, the Company or of any mortgage, indenture, lease, contract or other agreement, instrument or undertaking to which the Company is a party or by which the Company or any of its assets may be bound, the violation of which would have a material adverse effect on the business, operations, assets or financial condition of the Company and its subsidiaries, taken as a whole, and will not result in, or require, the creation or imposition of any lien on any of its properties, assets or revenues pursuant to the provisions of any such mortgage, indenture, lease, contract or other agreement, instrument or undertaking.

(4) Nothing in this Agreement shall or is intended to contravene any fact or representation set forth in any prospectus, registration statement, annual report or quarterly report as filed by the Company with the Securities and Exchange Commission.

(b) The Manager hereby represents and warrants to the Company as follows:

(1) The Manager is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has the corporate power to own, hold, lease and operate its assets and/or properties and to transact the business in which it is now engaged and is duly qualified to do business and is in good standing under the laws of each jurisdiction where its ownership or lease of assets and/or properties or the conduct of its business require such qualification, except where the failure to be so qualified and in good standing would not in the aggregate have a material adverse effect on the business, operations, assets or financial condition of the Manager. The Manager does not do business under any fictitious business name and it has no subsidiaries.

(2) The Manager has the corporate power and authority to execute, deliver and perform this Agreement and all obligations required hereunder and has taken all necessary corporate action to authorize this Agreement on the terms and conditions hereof and the execution, delivery and performance of this Agreement and all obligations required hereunder. No consent of any other person including, without limitation, shareholders and creditors of the Manager, and no license, permit, approval or authorization of, exemption by, notice or report to, or registration, filing or declaration with, any governmental authority is required by the Manager in connection with this Agreement or the execution, delivery, performance, validity or enforceability of this Agreement and all obligations required hereunder. This Agreement has been, and each instrument or document required hereunder will be, executed and delivered by a duly authorized agent of the Manager, and this Agreement constitutes, and each instrument or document required hereunder when executed and delivered hereunder will constitute, the legally valid and binding obligation of the Manager enforceable against the Manager in accordance with its terms.

(3) The execution, delivery and performance of this Agreement and the documents or instruments required hereunder, will not violate any provision of any existing law or regulation binding on the Manager, or any order, judgment, award or decree of any court, arbitrator or governmental authority binding on the Manager, or any securities issued by the Manager or of any mortgage, indenture, lease, contract or other agreement, instrument or undertaking to which the Manager is a party or by which the

Manager or any of its assets may be bound, the violation of which would have a material adverse effect on the business, operations, assets or financial condition of the Manager, and will not result in, or require, the creation or imposition of any lien on any of its properties, assets or revenues pursuant to the provisions of any such mortgage, indenture, lease, contract or other agreement, instrument or undertaking.

SECTION 22. Notice. Unless expressly provided otherwise herein, all notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given, made and received when delivered against receipt or upon actual receipt of registered or certified mail, postage prepaid, return receipt requested. The parties may deliver to each other notice by electronically transmitted facsimile copies (“Fax”) provided that such Fax notice is followed within twenty-four (24) hours by any type of notice otherwise provided for in this paragraph. Any notice shall be duly addressed to the parties as follows:

If to the Company:	235 Pine Street, Suite 1800 San Francisco, CA 94104 Attention: Claus Lund

Copy to:	Mark J. Kelson, Esq. Manatt, Phelps & Phillips LLP 11355 W. Olympic Boulevard Los Angeles, CA 90064

If to the Manager:	1299 Ocean Avenue, Suite 260 Santa Monica, CA 90401 Attention: Lloyd McAdams

Copy to:	Mark J. Kelson, Esq. Manatt, Phelps & Phillips LLP 11355 W. Olympic Boulevard Los Angeles, CA 90064

Either party may alter the address to which communications or copies are to be sent by giving notice of such change of address in conformity with the provisions of this Section 22 for the giving of notice.

SECTION 23. Binding Nature of Agreement; Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns as provided herein.

SECTION 24. Effective Date; Entire Agreement; Amendment. The Original Management Agreement is hereby amended, restated and replaced in its entirety by this Agreement as of the Effective Date. This Agreement contains the entire agreement and understanding between the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter hereof. The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof. This Agreement may not be modified or amended other than by an agreement in writing approved by the Company (including a majority of the Independent Directors) and the Manager.

SECTION 25. Controlling Law. This Agreement and all questions relating to its validity, interpretation, performance and enforcement shall be governed by and construed, interpreted and enforced in accordance with the laws of the State of California, notwithstanding any California or other conflict of law provisions to the contrary.

SECTION 26. Annexes. All Annexes referred to herein or attached hereto are hereby incorporated by reference into, and made an integral part of, this Agreement.

SECTION 27. Indulgences, Not Waivers. Neither the failure nor any delay on the part of a party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

SECTION 28. Titles Not to Affect Interpretation. The titles of paragraphs and subparagraphs contained in this Agreement are for convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation hereof.

SECTION 29. Execution in Counterparts. This Agreement may be executed in any number of counterparts, including electronically transmitted counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.

SECTION 30. Provisions Separable. The provisions of this Agreement are independent of and separable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.

SECTION 31. Gender. Words used herein regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires.

SECTION 32. Computation of Interest. Interest will be computed on the basis of a 360-day year consisting of twelve (12) months of thirty (30) days each.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Management Agreement as of the date first written above.

“Company” BELVEDERE TRUST MORTGAGE CORPORATION a Maryland corporation

By:
Claus Lund, Chief Executive Officer

“Manager” BT MANAGEMENT COMPANY, LLC, a Delaware limited liability company

By:
Joseph Lloyd McAdams, Chief Executive Officer

ANNEX A

Definition of “Operating Expenses”

I. The term “Operating Expenses” means all of the ordinary and necessary operating expenses of the Company of every type including, but not limited to, costs of originating loans directly, acquiring loans through correspondent, bulk or other loan acquisition channels, securitizing, selling, hedging, owning, carrying, servicing and monitoring the servicing or subservicing of, and disposing of the Company’s portfolio of Mortgage Loans, Mortgage Securities and other assets, including the costs of software and costs of equipment related thereto, and costs of organizing any subsidiary of the Company, costs of issuing, servicing, paying dividends or interest on, selling or reacquiring any instrument or security or mortgage asset (whether or not a security), costs preparatory to entering into a business or activity, costs of winding up or disposing of a business or activity, interest, points, fees, finance costs, costs of maintaining compliance with governmental requirements of any type, taxes, losses, bad debts of any type, in each case incurred by or on behalf of the Company regardless whether such expenses and costs would be treated as current costs or expenses for tax purposes or under generally accepted accounting principles. Such costs and expenses shall include all compensation costs, equipment and a pro rata portion of overhead expenses of the personnel employed by the Manager or the Company to perform the foregoing services for the Company, other than as set forth in Section II below.

II. The term “Operating Expenses” of the Company shall not include the following:

(A) employment expenses of the Manager’s personnel who are performing management services for the Manager (including directors, officers, and employees of the Company who are managers, directors, officers, or employees of the Manager or its Affiliates), other than the expenses of those employee services listed in Section I above; and

(B) rent, telephone, utilities, and office equipment, furnishings and other office and overhead-related expenses of the Manager in connection with those employees providing management services for the Manager, other than the expenses of those employee services listed in Section I above.